                                                                   EXHIBIT 99.e2

                   AMERICAN CENTURY INVESTMENT SERVICES, INC.
                                 P.O. Box 410274
                                4500 Main Street
                        Kansas City, Missouri 64141-0274

                             DEALER/AGENCY AGREEMENT

Ladies and Gentlemen:

     We, American Century Investment Services, Inc. ("Distributor" or "we") are
the distributor of the shares of the American Century family of mutual funds
(collectively, the "Funds", and individually, a "Fund"). As such, we have the right, as agent for the Funds, to arrange for the sale of shares of the Funds to dealers or the public, or both. We invite you to make shares of the various classes of the Funds available to your customer upon the following terms and conditions:

     1. AVAILABILITY OF FUND SHARES. As Distributor of the Funds, we agree to cause the Funds to sell to, redeem from and exchange for you shares of beneficial interest ("Shares") of one or more classes of the Funds, subject to the terms and conditions of this Agreement, the Funds' then-current prospectus, any limitations imposed by any of the Funds or the investment advisor of the
Funds. To the extent that a prospectus contains provisions that are inconsistent with the terms of this Agreement, the terms of the prospectus shall control.

     2. PURCHASE AND SALE OF FUND SHARES. (a) The public offering price at which you may offer the Shares is the net asset value thereof plus any sales charge applicable to such Shares (the "Sales Charge"), as computed from time to time as described in the then-current prospectus or statement of additional information
(collectively, the "Prospectus") of the applicable class of the relevant Fund.
You agree to make Shares of the Funds available to your customers subject to minimum investment requirements applicable to each order, unless you register your customer purchases in your name and omnibus account as nominee. You further acknowledge and agree that tracking and application of any Sales Charge, including any scheduled variation in, or elimination of, such Sales Charge, is your responsibility and will be charged uniformly to all offerees in the class specified in the Prospectus. You understand that all orders are subject to acceptance or rejection by us or the Funds in the sole discretion of either.

     (b) Each transaction is always made subject to confirmation by us at the offering price next computed after receipt of the order. Subject to Sections
2(d), 2(h) and 2(i) below, orders to purchase, redeem and exchange Fund Shares
("Orders") received by you prior to the price time for each Fund as set forth in its prospectus (the "Price Time"), generally the close of regular trading (the
"Close of Trading") on the New York Stock Exchange (the "Exchange") on any given business day (currently 4:00 p.m. Eastern time) (each a "Business Day") and transmitted to the Funds' transfer agent prior to the Price Time on such
Business Day will be executed at the net asset value determined as of the relevant Fund's Price Time on the Business Day you received such Order. Any
Orders transmitted to the transfer agent after a Fund's Price Time on a Business
Day will be executed at the net asset value determined as of that Fund's Price
Time on the next Business Day.

     (c) The day as of which an Order is executed pursuant to the provisions set forth above is referred to as the "Trade Date."

     (d) Any Order by you for the purchase of shares of the Funds through us shall be accepted at the time when it is received by us, the Funds' transfer agent or any clearinghouse agency we may designate from time to time, unless rejected by us or the Funds' transfer agent. We will not accept any Order from you that is placed on a conditional basis or is subject to any delay or contingency prior to execution.

     (e) Subject to Section 2(g) hereof, with respect to the Funds, the Shares of which are indicated in that Fund's Prospectus as being sold with a Sales
Charge (the "Load Funds"), you will be allowed the concessions from the public offering price provided in the Load Funds' Prospectus and/or periodic instruction from us. If a Load Fund is sold but the front-end load is waived, you will not receive any concession. With respect to the Funds, the Shares of which are indicated in that Fund's Prospectus as being sold with a contingent deferred sales charge or early withdrawal charge (the "CDSC Funds"), you will be paid a concession as disclosed in the CDSC Fund's Prospectus and/or periodic instructions from us. If a CDSC Fund is sold but the CDSC is waived, you will not receive any concession. All dealer concessions are subject to change without notice by us and will comply with any changes in regulatory requirements. You agree that you will not combine customer orders to reach breakpoints in concessions for any purpose whatsoever unless authorized by the Prospectus or by us in writing.

     (f) Certain of the classes of certain Funds have adopted distribution plans pursuant to which we, on behalf of each such Fund, will pay a distribution fee and, for some classes, a service fee to dealers in accordance with the provisions of such Funds' distribution plans. The service fee is paid in accordance with Section 2(g) hereof as additional consideration for, depending on the class, all individual shareholder services, including account maintenance services, or administrative services provided by you to shareholders of the applicable Fund. The distribution fee is paid to the broker of record as consideration for the distribution services the broker of record provides to its clients, including receiving and answering correspondence, assisting investors in completing application forms and selecting dividend and other account options, providing facilities to answer questions from clients about the Funds, and other past and continuing services to clients. The provisions and terms of these Funds' distribution plans are described in their respective Prospectuses, and you hereby agree that we have made no representations to you with respect to the distribution plans of such Funds in addition to, or

conflicting with, the description set forth in their respective Prospectuses. No dealer discount or concession is applicable to Shares representing reinvested dividends and distributions. No interest will accrue on amounts represented by uncashed dealer discount, concession, service fee or distribution fee checks.

     (g) Notwithstanding any other provision hereof, any dealer concessions, service fees or other payments described herein shall be paid only to the broker of record pursuant to our records, whether that broker is the executing or clearing broker. Only one broker may be designated as the broker of record on any account.

     (h) Any Order placed by you for the purchase of Shares of a Fund is subject to the timely receipt by the Fund's transfer agent of all required documents in good order. If such documents are not received within a reasonable time after the Order is placed, the Order is subject to cancellation, in which case you agree to be responsible for any loss resulting to the Fund or to us from such cancellation.

     (i) Notwithstanding Section 2(b) above, if the Securities and Exchange
Commission adopts a rule, or Congress adopts a law, that changes the requirements for intermediaries with regard to accepting Orders on behalf of the
Funds, the timing of transmitting Orders to the Funds, or otherwise affects the way Orders are accepted, transmitted or priced, Section 2(b) shall be deemed to be automatically amended to comply with such new rule or law.

     (j) You represent and warrant that you will consider all guidelines from the National Association of Securities Dealers ("NASD") and the Securities and
Exchange Commission ("SEC") when determining whether a Fund is appropriate for your client, and which class is most appropriate. You further represent and warrant that you will recommend Shares only for those clients for whom the investment is suitable according to any such guidelines current at the time of the recommendation.

     3. REDEMPTIONS. If any Shares of any of the Load Funds sold to you under the terms of this Agreement are redeemed by the Fund or repurchased for the account of the Funds or are tendered to the Funds for redemption or repurchase within seven (7) business days after the Trade Date of your original purchase order therefor, you agree to pay forthwith to us the full amount of the concession, if any, allowed to you on the original sale.

     4. QUALIFICATION AS A BROKER/DEALER OR A BANK. (a) You represent (i) that you are registered as a broker and/or dealer under the Securities Exchange Act of 1934, as amended, and are licensed and qualified as a broker and/or dealer or otherwise authorized to offer and sell the Shares under the laws of each jurisdiction in which the Shares will be offered and sold by you, or are a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as
amended, and in either case are duly authorized to engage in the activities to be performed by you hereunder; (ii) your agents and employees are and will remain duly registered and licensed to offer and sell

Shares in those jurisdictions in which you do so; and (iii) if you are a broker/dealer, you are a member in good standing of the ("NASD") and agree to maintain such membership (or in the alternative, that you are a foreign dealer not required to be an NASD member). You agree to abide by all applicable state and federal laws and the rules and regulations of the SEC, the NASD, and any other authorized regulatory agency that are binding upon underwriters and dealers in the distribution of securities of open-end investment companies, including, without limitation, Rule 2830 (formerly Article III, Section 26) of the NASD Conduct Rules, all of which are incorporated herein as if set forth in full, or you represent that you are exempt from compliance with such laws, rules and regulations. You agree not to sell or offer for sale Shares in any state or jurisdiction where they have not been qualified for sale or in which you are not qualified as a broker, dealer or bank. You agree to notify us immediately if you cease to be registered or licensed as a broker and/or dealer or fail to remain as a member in good standing of the NASD, or if you cease to be a bank, as defined above.

     (b) Should you provide brokerage clearing services to broker-dealers or other financial intermediaries who wish to sell Shares to their clients
("Originating Firms"), you represent that you and each such Originating Firm are parties to a clearing agreement which conforms in all respects to the requirements of Rule 3230 of the NASD Conduct Rules or, as applicable, the rules of a national securities exchange. In connection with your provision of such brokerage clearing services, you acknowledge and agree that we have no responsibility for determining whether Shares are suitable for clients of your
Originating Firms.

     5. COMPLIANCE PROCEDURES AND SALES MATERIALS. (a) "Sales Material," as used herein, shall include, without limitation, promotional materials, sales literature, advertisements, press releases, announcements, research reports, market letters, performance reports or summaries, and other similar materials, including sales materials intended for wholesale use (i.e., Investment
Professional Use Only) or retail use.

     (b) Neither you nor any person associated with you shall give any information or make any representation concerning the Funds or the Shares except those contained in the then-current prospectus or any Sales Materials furnished by us or the Funds or approved by us or the Funds in writing in advance for use in connection therewith (except that Sales Materials provided by us that are designated as being for Investment Professional Use Only may not be disseminated to the public). Any Sales Materials, if distributed, must be accompanied by or preceded by the appropriate Fund's then-current form of prospectus. You agree that any information given or representations made on the basis of any Sales
Materials shall be consistent with the related information and representations contained in the applicable Fund prospectus.

     (c) You agree to use your best efforts in the proper instruction and training of all sales personnel employed by you in order that the Shares will be made available in accordance with the terms and conditions of this Agreement, the Prospectus, and all applicable laws, rules and regulations.

     (d) We will arrange for the delivery of prospectuses and other related materials to your clients to the extent such delivery is required by applicable law. We will bear the cost of such delivery. In the purchase of Shares through us, you are entitled to rely only on the information contained in the prospectuses and statements of additional information.

     (e) You agree to provide us with continuous reasonable access to your offices, representatives and sales personnel, at meetings, in person and via telephone or the world wide web, and further agree to provide us with sales reporting information in reasonable detail, including identification of the offices and representatives responsible for each Order.

     6. ABUSIVE TRADING AND REDEMPTION FEE FUNDS.

     (a) You acknowledge that you have received and reviewed information regarding our abusive trading policy and redemption fee funds. You represent and warrant that you have a policy designed to prevent abusive trading in the mutual funds you offer, including market timing, and that you will provide us with a copy of such policy upon our reasonable request.

     (b) You covenant and agree that should we identify abusive trading practices in any of your accounts, you will cooperate with us in seeking to eliminate such abusive trading activity. In addition, you agree to provide detailed transaction activity upon our request.

     (c) If you agree to offer Redemption Fee Funds under this Agreement, you agree to sign a Redemption Fee Payment Agreement with the Distributor, which sets forth additional details with respect to Redemption Fee Fund availability and payment obligations.

     (d) If you are unable to track and charge redemption fees as set forth in
Section 6 hereof, you agree to notify us of that fact prior to offering any
Redemption Fee Funds so that we can determine if you have systems appropriate to deterring abusive trading. In no circumstances can you offer any funds with a
5-year redemption fee period unless you can track and charge the appropriate redemption fees.

     7. PROCESSING OF TRANSACTIONS.

     (a) If transactions in Fund Shares are to be settled through the National
Securities Clearing Corporation's ("NSCC") Mutual Fund Settlement, Entry, and
Registration Verification (Fund/SERV) system, the following provisions shall apply:

          (1) Each party to this Agreement represents that it or one of its affiliates has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system which provide (i) an automated process whereby shareholder purchases and redemptions, exchanges and

     transactions of mutual fund shares are executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the
     Fund/SERV Networking system ("Networking").

          (2) For each Fund/SERV transaction, including transactions establishing accounts with us or our affiliate, you shall provide the Funds and us with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which you hereby certify is and shall remain true and correct. You shall maintain documents required by the Funds to effect
     Fund/SERV transactions. Each instruction shall be deemed to be accompanied by a representation by you that it has received proper authorization from each person whose purchase, redemption, account transfer or exchange transaction is effected as a result of such instruction.

          (3) At all times each party shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder and under applicable law. Such coverage shall insure for losses resulting from the criminal acts, errors or omissions of each party's employees and agents.

          (4) The parties agree to participate in Networking with each other under the terms of the Standard Networking Agreement, except that (i) the section relating to governing law is hereby amended by deleting the second sentence of such section, and (ii) the section relating to arbitration of disputes is hereby deleted and shall be of no force and effect among the parties.

          (5) You represent and warrant that all instructions, questions and other correspondence concerning the accounts for which trades are made in accordance with this SECTION 7(A) shall come from you, and that individual account holders shall contact you, rather than contact us or the Funds directly, with instructions, questions and requests concerning the Funds.
     You further represent and warrant that you, rather than us or the Funds, has reporting responsibility to your clients for confirmations of transactions and monthly, quarterly and year-end statements. You are a member of the Securities Investor Protection Corporation and are current with the dues required by such membership.

     (b) If transactions in Fund Shares are to be settled directly with the
Funds' transfer agent, the procedures relating to the processing and settlement of Orders shall be subject to such instructions as we may forward to you from time to time. Payment for purchase transactions shall be made by wire transfer or through a clearinghouse agency approved by us to the applicable Fund custodial account designated by us on the Business Day next following the Trade
Date. Any such wire transfers shall be instituted by your bank prior to 4:00
p.m. Eastern time and received by the Funds prior to 6:00 p.m. Eastern time on the Business Day next

                                       7

following the Trade Date. If payment for Fund Shares purchased is not timely received, the Fund may cancel the Order or, at our option, resell the shares to the applicable Fund at the then prevailing net asset value and you shall be responsible for all costs to us, the Funds or any affiliate of the Funds resulting from such resale. You shall be responsible for any loss, expense, liability or damage, including loss of profit suffered by us and/or the respective Funds resulting from delay or failure to make timely payment for such shares or cancellation of any trade, or for any Orders that are processed on an
"as of" basis as an accommodation to you. You shall not be entitled to any gains generated thereby.

     (c) You agree not to withhold placing Orders received from any customers for the purchase or sale of Shares so as to profit itself as a result of such withholding. You shall not purchase Shares through us except for the purpose of covering purchase Orders received by you, or for your bona fide investment. You agree to purchase Shares only from the Funds or your customers. If you purchase
Shares from your customers, you will pay such customers not less than the applicable redemption price as established by the then-current prospectuses of the Funds.

     8. ADDITIONAL COVENANTS.

     (a) Each party shall comply with all provisions of federal and state laws, rules and regulations applicable to its respective activities under this
Agreement. All obligations of each party under this Agreement are subject to compliance with applicable federal and state laws.

     (b) You covenant and agree that all Orders transmitted to us, whether by telephone, telecopy, or other electronic transmission acceptable to us, shall be sent by or under the authority and direction of a person designated by you as being duly authorized to act on behalf of the owner of the Shares held in your accounts. We shall be entitled to rely on the existence of such authority and to assume that any person transmitting Orders for the purchase, redemption or transfer of Fund shares on behalf of you is "an appropriate person" as used in
Sections 8-107 and 8-401 of the Uniform Commercial Code with respect to the transmission of instructions regarding Fund shares on behalf of the owner of such Fund shares. You shall maintain the confidentiality of all passwords and security procedures issued, installed or otherwise put in place with respect to the use of remote computer terminals and assume full responsibility for the security therefor. You further agree to be responsible for the accuracy of all data transmitted to us by you by telephone, telecopy or other electronic transmission acceptable to us.

     (c) You covenant and agree that all Orders accepted and transmitted by you hereunder on any Business Day will be based upon instructions that you received from a client in proper form prior to the Price Time of the relevant Fund on that Business Day. You shall time stamp all Orders or otherwise maintain records that will enable the Company to demonstrate compliance with this SECTION 8(C)
hereof. Further, upon our reasonable request, you will provide evidence reasonably satisfactory to the Funds' Board of Directors to demonstrate your compliance with Rule 22c-1 requirements and provide us with copies of your internal control report, if one is

obtained. You agree to promptly return any requested certification of such practices, and understand that if you do not we may require you to stop trading through the NSCC (if applicable) and send all trades directly to us by each
Fund's price time on any Business Day.

     9. RELATIONSHIP OF PARTIES. You understand and agree that in performing your services covered by this Agreement, you are acting on your own behalf and as agent for your customers, and we are in no way responsible for the manner of your performance or for any of your acts or omissions in connection therewith.
Nothing in this Agreement shall be construed to constitute you or any of your agents, employees or representatives as our agent, partner, or employee, or the agent or employee of the Funds. As Distributor of the Funds, we shall have full authority to take such action as we deem advisable in respect of all matters pertaining to the distribution of the Shares. Our obligations under this
Agreement are subject to all the provisions of the distribution agreements entered into between us and the Funds. We shall not be under any obligation to you, except for obligations expressly assumed by us under this Agreement.

     10. INDEMNITY.

     (a) We agree to indemnify and hold harmless you and your officers, directors, employees, agents, affiliates and each person, if any, who controls you within the meaning of the Securities Act of 1933 (collectively, the
"Indemnified Parties" for purposes of this SECTION 10(A)) against any losses, claims, expenses, damages or liabilities (including amounts paid in settlement thereof) or litigation expenses (including legal and other expenses)
(collectively, "Losses"), to which the Indemnified Parties may become subject, insofar as such Losses result from a breach by us of a material provision of this Agreement. We will reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. We shall not be liable for indemnification hereunder if such Losses are attributable to your negligence or misconduct in performing your obligations under this Agreement.

     (b) You agree to indemnify and hold harmless us and the Funds, and our respective officers, directors, employees, agents, affiliates and each person, if any, who controls us or the Funds within the meaning of the Securities Act of
1933 (collectively, the "Indemnified Parties" for purposes of this SECTION
10(B)) against any Losses to which the Indemnified Parties may become subject, insofar as such Losses result from (i) a breach by you of a material provision of this Agreement, or (ii) your sales practices and procedures, including the provision of any information not provided or approved by us in accordance with
Section 5 hereof. You agree to reimburse any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such Losses. You shall not be liable for indemnification hereunder if such Losses are attributable to our negligence or misconduct in performing our obligations under this Agreement.

     (c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made

against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this SECTION 10. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this SECTION 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

     (d) If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the indemnified parties in such action, settle or compromise the liability of the indemnified parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each indemnified party receives from such claimant an unconditional release from all liability in respect of such claim.

     11. AMENDMENT. This Agreement may be amended by mutual agreement of the parties in writing.

     12. TERMINATION. Either of us may cancel this Agreement upon 30 days' prior written notice to the other. This Agreement shall terminate automatically without notice if (a) we cease to be a member of the NASD, (b) you cease to be a member of the NASD, breach any provision of Section 2830 of the NASD Rules of
Fair Practices, or if you cease to be a bank, as defined above, or (c) upon any attempted assignment hereof. This Agreement may be terminated at any time as to any Fund by a vote by a majority of the independent directors or trustees of that Fund. We reserve the right, in our sole discretion and without prior notice, to suspend sales of Shares of the Funds in any state or other jurisdiction, or to withdraw entirely the offering of Shares of the Funds, or to modify or amend the terms of our offering of Fund Shares.

     13. NOTICES AND COMMUNICATIONS. All communications and notices to us should be sent to our President at the address set forth on page one above. Any communication or notice to you will be mailed to you at the address specified by you below or will be sent by telecopy if a phone number is provided below.

     14. ASSIGNABILITY. This Agreement is not assignable or transferable.

     15. NON-EXCLUSIVITY. Each party acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

     16. PRIVACY PROCEDURES. Each of the parties to this Agreement affirms that it has procedures in place reasonably designed to protect the privacy of non-public customer information and it will maintain such information that it may acquire pursuant to this Agreement in confidence and in accord with all applicable privacy laws. Each of the parties agrees not to use, or permit the use of, any such customer information for any purpose except to carry out the terms of this Agreement and/or pursuant to any exceptions set forth in such privacy laws. This provision shall survive the termination of this Agreement.

     17. ANTI-MONEY LAUNDERING PROVISION. The parties hereto will comply with all applicable laws and regulations aimed at preventing, detecting and reporting money laundering and suspicious transactions, including, without limitation, applicable provisions of the Bank Secrecy Act and the USA PATRIOT Act of 2001,
as well as regulations administered by the U.S. Department of the Treasury's
Office of Foreign Asset Control. In addition, you agree to take all necessary and appropriate steps, consistent with applicable laws and regulations, to obtain, verify, and retain information with regard to investor and/or account owner identification and source of funds for your customers.

     18. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters, specifically including any Selected Dealer Agreement, Financial
Institution Agency Agreement, and any Addendum to a Selected Dealer Agreement or
Financial Institution Agency Agreement, between the parties hereto.

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     If the foregoing correctly sets forth our understanding, please indicate your agreement to and acceptance thereof by signing below, whereupon this
Agreement shall become a binding agreement between us as of the latest date indicated.

                             AMERICAN CENTURY INVESTMENT
                             SERVICES, INC.

                             By:    --------------------------------------------

                             Name:  --------------------------------------------

                             Title: --------------------------------------------

                             Date:  --------------------------------------------

     We agree to and accept the terms of the foregoing Agreement.

                             ---------------------------------------------------

                             By:    --------------------------------------------

                             Name:  --------------------------------------------

                             Title: --------------------------------------------

                             Date:  --------------------------------------------

                             Legal Notices should be sent to:

                             Address:-------------------------------------------

                             ---------------------------------------------------

                             Attention: ----------------------------------------

                             Phone No.: ----------------------------------------

                             Telecopy No.: -------------------------------------

                             Concession and 12b-1 Payments should be sent to:

                             Address:-------------------------------------------

                             ---------------------------------------------------

                             Attention: ----------------------------------------

                             Phone No.: ----------------------------------------

                             Telecopy No.: -------------------------------------

                             Firm C.R.D. #: ------------------------------------

Distributor has assigned the following Dealer number to the Company:

                                       11